                                                                    EXHIBIT 10.9

                      PENTASTAR TRANSPORTATION GROUP, INC.
                            EXECUTIVE RETENTION PLAN

                                  INTRODUCTION

     The affiliated companies ("Employer" or "Employers") of Pentastar Transportation Group, Inc. ("Company") listed on Exhibit A hereto have adopted this Plan to provide an incentive to retain certain key employees.

     The Plan is intended to be an unfunded plan that is maintained by the Employers primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, also referred to as key employees.

                                   ARTICLE 1

                                 ADMINISTRATION

     The Administrator shall be the Company which shall oversee the administration of the Plan. The Administrator shall have complete control and authority to determine all rights, benefits, claims, demands and actions arising out of the provisions of the Plan for any participant, deceased participant, beneficiary, or other person having or claiming to have any interest under the Plan. The Administrator shall have complete discretion to interpret the Plan and any ambiguities under the Plan. The Administrator shall have complete discretion to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Plan participants and any person claiming under or through any Plan participant, in the absence of clear and convincing evidence that the Administrator acted arbitrarily and capriciously.

                                   ARTICLE 2

                               ELIGIBLE EMPLOYEES

     An employee of the Employer will be eligible to participate in this Plan if he or she is a key employee of an Employer and is selected by the Employer for participation in the Plan. An eligible employee shall be a Plan "participant."

                                   ARTICLE 3

                                    BENEFITS

     A participant shall be granted an award based on a percentage of his or her base salary as of December 31 of each Plan year. The percentage shall be determined by the Employer's target performance objectives (target operating profit) as determined by the Employer for each such year as compared against the Employer's actual performance (actual operating profit) for that year. The Employee's target award shall be adjusted upward or downward based on the individual Employer's actual operating performance compared to such Employer's target operating profit objective for that year.

                                   ARTICLE 4

                              PAYMENT OF BENEFITS

     The payment of the award for each year shall be made to the participant (or in the event of his or her death to his or her designated beneficiary, or if none, to his or her estate) in cash in three equal installments in each of the three succeeding years following the year of the award. For example, any 1995 award under this Plan would be payable in years 1996, 1997, and 1998. Generally, payments of the award will only be made to a participant if he or she is in the employ of the individual Employer on December 31 of the year in which the payment is to be made.

                                   ARTICLE 5

                                PLAN TERMINATION

     This Plan shall terminate with the last year for which awards shall be granted which is the calendar year 1997. However, payments under this Plan shall continue beyond that year in accordance with Article 4 above. The Employer has discretion to accelerate such payments hereunder.

                                   ARTICLE 6

                                 UNFUNDED PLAN

     It is intended that the obligations of the Employers under this Plan will constitute a mere promise of the individual Employer to make benefit payments in the future. No participant shall have rights against the Company, Employer, or any other person with respect to payments under the Plan other than those given by law to general unsecured creditors of the Employer. In all events, it is the intent of the Company and the Employers that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

                                   ARTICLE 7

                                TAX WITHHOLDING

     The Company shall deduct from all cash payments hereunder to participants any federal, state or local taxes required by law to be withheld.

                                   ARTICLE 8

                           NONASSIGNABILITY OF RIGHTS

     The right of any participant to receive any benefits under the Plan shall not be alienable by the participant by assignment or any other method, and shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the participant or the participant's beneficiary.

                                   EXHIBIT A


                        Thrifty Rent-A-Car System, Inc.

                        Dollar Rent A Car Systems, Inc.